Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

BCSB Bancorp, Inc.

We hereby consent to the use of our report dated December 28, 2012, relating to the consolidated financial statements of BCSB Bancorp, Inc. and subsidiaries as of September 30, 2012 and 2011, which appear in the Annual Report of BCSB Bancorp, Inc. on Form 10-K for the year ended September 30, 2012, in this Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of BCSB Bancorp, Inc. with and into F.N.B. Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STEGMAN & COMPANY

Baltimore, Maryland
November 19, 2013